Exhibit 99.1

FOR IMMEDIATE RELEASE

Twitter Appoints Dr. Fei-Fei Li to Board of Directors

SAN FRANCISCO, California – May 11, 2020 – Twitter, Inc. (NYSE: TWTR) today announced the appointment of Dr. Fei-Fei Li to the Company’s Board of Directors as a new independent director, effective immediately.

“With unparalleled expertise in engineering, computer science and artificial intelligence (AI), Fei-Fei brings relevant perspectives to the Board as Twitter continues to utilize technology to improve our service and achieve our long-term objectives,” said Omid Kordestani, Executive Chairman of Twitter. “She shares Twitter’s passion for using technology to promote positive change and her appointment aligns with our commitment to adding a director who reflects the diversity of the Twitter service and also possesses deep technology and AI expertise.”

“Twitter is an incredible example of how technology can connect the world in powerful ways and I am honored to join the Board at such an important time in the Company’s history,” said Dr. Li. “AI and machine learning can have an enormous impact on technology and the people who use it. I look forward to leveraging my experience for Twitter as it harnesses this technology to benefit everyone who uses the service.”

Additional details regarding the appointment can be found in a Form 8-K filed by Twitter with the Securities and Exchange Commission.

About Fei-Fei Li

Dr. Fei-Fei Li is the inaugural Sequoia Professor in the Computer Science Department at Stanford University, and the Denning Family Co-Director of Stanford’s Human-Centered AI Institute (HAI). She served as the Director of Stanford’s AI Lab from 2013 to 2018. From January 2017 to September 2018, Dr. Li was Vice President at Google and served as Chief Scientist of AI/ML at Google Cloud. Dr. Li obtained her B.A. degree in physics from Princeton in 1999 with High Honors, and her PhD degree in electrical engineering from California Institute of Technology (Caltech) in 2005. She joined Stanford in 2009 as an assistant professor. Prior to that, she was on faculty at Princeton University (2007-2009) and University of Illinois Urbana-Champaign (2005-2006). Dr. Li is a co-founder and Chairperson of the Board of AI4ALL, a 501(c)(3) nonprofit organization dedicated to increasing diverse human representation in the field of AI and technology. Dr. Li is known for her pioneering research work in computer vision and AI, especially her significant contribution to starting the Deep Learning era. She is an elected member of the National Academy of Engineering, which is among the highest professional distinctions accorded to an engineer.

About Twitter, Inc. (NYSE: TWTR)

Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

Contacts

Investors:

Cherryl Valenzuela

ir@twitter.com

Press:

Giovanna Falbo

press@twitter.com